The Hartford Income Shares Fund, Inc.

Sub-Item 77C: Submission of matters to a vote of security holders.

Shareholders of The Hartford Income Shares Fund, Inc. (the "Fund")
addressed and approved the following proposals at an annual meeting held on January 9, 2007.

1. To elect a Board of Directors consisting of the following ten nominees:

    For                    Withhold
Lynn S. Birdsong  10,675,133.808  196,767.974
Robert M. Gavin, Jr.  10,658,179.968  213,721.814
Duane E. Hill   10,648,382.724  223,519.058
Sandra S. Jaffee  10,530,872.329  341,029.453
William P. Johnston  10,643,644.724  228,257.058
Phillip O. Peterson  10,673,165.808  198,735.974
Lemma W. Senbet  10,644,099.489  227,802.293
Thomas M. Marra   10,674,711.490  197,190.292
Lowndes A. Smith  10,673,866.808  198,034.974
David M. Znamierowski 10,683,803.330  188,098.452

2. To ratify the selection by the Board of Directors of the Fund of
Ernst & Young LLP as the Fund's independent registered public accounting firm for the fiscal year ending July 31, 2007.

  For                  Against    Abstain
  10,696,549.984  78,474.981  96,876.817